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                               Invisa Letterhead


Exhibit 5.0
                          Opinion of William W. Dolan

August 29, 2003


Board of Directors
Invisa, Inc.
4400 Independence Court
Sarasota, Florida 34234


Gentlemen:

          You have requested my opinion as the Company's general counsel with respect to certain matters in connection with the filing by Invisa, Inc. (the "Company") of a Registration Statement on Form SB2 (the "Registration Statement") with the Securities Exchange Commission regarding the registration of the shares of the Company's Common Stock, $0.001 par value described in the Registration Statement ("Shares").

          I am furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5 to the Registration Statement.

          I am familiar with the Registration Statement, and I have examined the Corporation's Certificate of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. I have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as I have deemed necessary or appropriate for the purpose of this opinion. In such examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.


          On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued, will be validly issued, fully paid and nonassessable.

          This opinion is rendered only with regard to the matters set forth in the paragraph above. No other opinions are intended nor should they be inferred.

          I am furnishing this opinion letter to you solely for your benefit in connection with the Registration Statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

          I am a member of the Florida Bar. I call your attention to the fact that Invisa, Inc. is a Nevada Corporation.

          I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


Very Truly Yours,


/s/ William W. Dolan
____________________
William W. Dolan


Invisa, Inc.                                                      941-355-9361
4400 Independence Court                             USA toll free 800-863-9361
Sarasota, FL 34234                                            Fax 941-355-9373